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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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/x/	Soliciting Material Pursuant to §240.14a-12
Tab Products Co.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TAB PRODUCTS CO. NEWS RELEASE
935 Lakeview Parkway, Suite 195
Vernon Hills, IL 60061

CONTACT:
Donald J. Hotz
Vice President, Finance
TAB Products Co.
(847) 968-2433

FOR IMMEDIATE RELEASE:

TAB Products Co. Board to Oppose Proxy Contest by Thaddeus Jaroszewicz

    Vernon Hills, IL, June 22, 2001 — TAB Products Co. (AMEX:TBP), announced today that its Board of Directors has unanimously determined to oppose any attempt by Thaddeus Jaroszewicz of Fairfield, Ohio to elect himself and his slate of four hand-picked nominees to the Tab Board at the Company's 2001 annual meeting of stockholders.

    Hans A. Wolf, Chairman of the Board, and Gary Ampulski, President and Chief Executive Officer of TAB, stated "We strongly believe Mr. Jaroszewicz' actions are not in the best interests of the Company and its stockholders, particularly in light of the turn-around plan announced by the TAB Board and new management team on June 20, 2001. We will vigorously oppose Mr. Jaroszewicz' attempt to seize control of the Company."

    The Company is sending a letter to all stockholders detailing the circumstances behind Mr. Jaroszewicz' proposed contest and the Board's opposition to it. As previously announced, Mr. Jaroszewicz sent the Company a notice of his intention to nominate a slate of five candidates on April 19, 2001. A complete copy of the TAB stockholder letter follows. Copies of the stockholder letter and the Current Report on Form 8-K containing the turn-around plan can be obtained by calling MacKenzie Partners, Inc. at (212) 929-5877.

    TAB Products Co. is a leading document management company specializing in the re-engineering of the records management process. The Company provides efficient solutions that enable its customers to better organize, control and find their critical documents. TAB leverages its knowledge of paper-based systems with expertise in emerging digital document management technologies. Currently headquartered in Vernon Hills, Illinois, TAB employs over 800 people with offices in the United States, Canada, Europe and Australia. With over 50 years of experience in document management, TAB serves customers in a variety of industries including Finance, Healthcare, Government and Insurance. Additional information can be found at www.tab.com.

    The information contained in this press release includes forward-looking statements that involve risks and uncertainties, including the risk of timely and successful implementation of the turn-around plan announced by the Company on June 20, 2001, as well as other risks detailed from time to time in the reports filed by TAB with the Securities and Exchange Commission, including the Company's current report on Form 8-K referred to in the stockholder letter attached to this press release, as well as the Company's annual report on Form 10-K for the year ended May 31, 2000 and subsequent reports on Form 10-Q.

June 22, 2001

Dear Stockholder:

    We are writing to inform you that Thaddeus "Ted" Jaroszewicz has commenced a divisive proxy contest to seize control of your Company that we believe will be expensive for all TAB stockholders. Mr. Jaroszewicz has notified us that he will seek to elect himself and his slate of hand-picked business associates to the TAB Board at the 2001 annual meeting. The Nominating Committee of TAB's Board of Directors has considered and rejected Mr. Jaroszewicz's nominations and has nominated for reelection the five current TAB directors.

    We strongly believe Mr. Jaroszewicz' actions are not in the best interests of your Company and all of its stockholders. This is particularly true in light of the significant turn-around plan that our new President and Chief Executive Officer, Gary Ampulski, has developed to build on our recent cost-cutting measures and improve the value of your TAB shares. A copy of our recent Current Report on Form 8-K detailing our vision for TAB, our turn-around plan and our outlook is enclosed for your review. The Board is unanimously committed to the aggressive pursuit of this turn-around plan. We will vigorously oppose Mr. Jaroszewicz' attempt to gain control of your Company.

    This past January, a group of TAB stockholders that includes Mr. Jaroszewicz and the company he works for made a highly-contingent offer to acquire your Company for $4.00 per share. We informed this group that we were not interested in pursuing discussions and that TAB was focused on our turn-around plan. We believed then, and believe even more strongly now, that our turn-around plan will yield greater value for all of our stockholders. We also told this group that we viewed both the offer itself, and the bank financing proposal the group had obtained to finance its highly leveraged offer, as unacceptably contingent.

    In March this group increased its offer to $5.00, but did nothing to address the contingent nature of its proposal. The revised offer remains subject to among other things, a due diligence condition and a condition that the group receive financing satisfactory to the group, still supported only by a highly contingent financing proposal. On March 26, 2001, we announced that these conditions cast doubt on the bona fides of the offer. We advised the group that we did not wish to divert our management's focus from building stockholder value by pursuing its turn-around plan, given the highly conditional nature of the proposal. Instead of addressing our legitimate concerns, Mr. Jaroszewicz and his nominees—all but one of whom are all directly connected with the company Mr. Jaroszewicz works for—have embarked on an ill-conceived effort to get you to elect them as a new Board.

    The Board strongly supports the ongoing work of the new TAB management team to improve your Company's value. We have made no secret of the fact that our recent operating performance has been unsatisfactory. We said as much in remarks at last year's annual meeting. But we also said that TAB has many considerable strengths. The Board believes that, under Mr. Ampulski's management, we will be well positioned to capitalize on them. The TAB Board has carefully reviewed Mr. Ampulski's turn-around plan and strongly supports it.

    Our turn-around plan is intended to leverage TAB's relationships with customers, suppliers and distributors and build on TAB's strong brand and culture, a culture recognized for its passion for customer response and delivering high quality products and services. Our plan has five key components:

  •
  Build a strong and experienced management team capable of successfully executing a company turn-around.

  •
  Reduce SG&A expenses and product cost without jeopardizing TAB's effectiveness in the future.

  •
  Take the necessary actions to increase revenue and build the base for resumption of long-term profitable growth.

  •
  Maintain a strong balance sheet and achieve positive cash flow from operations.

  •
  Develop a long-term strategy for the business that better defines the opportunities and direction for TAB in the document management industry.

    Our actions taken to date and details of our plans to achieve these objectives are summarized in the enclosed Current Report on Form 8-K.

    In April, knowing—because we said so at our investor conference call—that work was well under way to develop our turn-around plan, Mr. Jaroszewicz offered us his own recommendations. In fact, there was nothing in his proposals that has not already been considered by Mr. Ampulski and his team and either included in our plan or rejected as being impractical or unhelpful.

    We are disappointed that Mr. Jaroszewicz has chosen to start a costly and disruptive proxy contest, particularly at a time when Mr. Ampulski has been at the helm for less than six months. We think you should seriously question Mr. Jaroszewicz' motives. Mr. Jaroszewicz has stated in his most recent SEC filing that he and his nominees want to get elected in order to push through his group's acquisition of TAB at a price well below its long-term value and significantly less than the estimated Tangible Net Book Value of $7.27-$7.30 per diluted share at May 31, 2001.

    At this important juncture in your Company's restoration to financial health, it is vital that management and employees remain focused on accomplishing our business objectives. Now is not the time to turn over the keys to Mr. Jaroszewicz and his company.

    We are not asking you to take any action at this time regarding Mr. Jaroszewicz's proxy contest. We will keep you informed on a timely basis. In the meantime, we urge you not to sign any proxy card you might receive from Mr. Jaroszewicz. If you have any questions, please call our investor relations department at (847) 968-2433 or call MacKenzie Partners, which is assisting TAB in this matter, at (800) 322-2885 toll-free or at (212) 929-5500 collect.

    We thank you for your past support of TAB. We have had some difficult times, but we are diligently working through them in your best interests.

Gary W. Ampulski President and Chief Executive Officer	Hans A. Wolf Chairman of the Board

Additional Information:

    YOU ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT OF TAB PRODUCTS CO. FOR ITS 2001 ANNUAL MEETING OF STOCKHOLDERS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Security holders may obtain a free copy of the proxy statement and other related documents filed by Tab at the SEC's website at www.sec.gov or at the SEC's public reference room located at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. When available, the definitive proxy statement and other related documents may also be obtained from Tab by contacting Tab Products Co., Attention: Corporate Secretary, 935 Lakeview Parkway, Suite 195, Vernon Hills, IL 60061-1442.

Certain Information Concerning Participants:

    Tab Products Co. is planning to hold its 2001 Annual Meeting of Stockholders in October 2001. The following information is provided concerning the participants on behalf of Tab Products Co. in the solicitation of proxies for this meeting.

    The following individuals, all of whom are directors or officers of Tab Products Co., may be deemed participants in the solicitation of proxies on behalf of the Company's Board of Directors: Gary W. Ampulski (President and Chief Executive Officer and Director of the Company), Donald J. Hotz (Vice President, Finance of the Company), Hans A. Wolf (Chairman of the Board of the Company and Network Equipment Technologies Inc. and Director, Satellite Health Care, Inc.), Kathryn S. Hanson (Director of the Company and President, the Hanson Group), Jerry K. Myers (Director of the Company and Chairman, Medcor, Inc., Partner, CroBern Management Partnership LLP and Director, SleepMed Incorporated), Jeffrey A. Heimbuck (Director of the Company and Director of early stage companies).

    In the aggregate, these individuals beneficially own 249,500 shares of the Company's Common Stock, including 55,500 shares subject to stock options exercisable within 60 days of May 31, 2001. None of these individuals beneficially owns more than 1% of the Company's Common Stock, except for Mr. Wolf who beneficially owns 3.43% of the Company's Common Stock. The Company pays each of its outside directors $15,000 per year, plus an additional $1,000 for each Board and Committee meeting attended. An additional $500 is paid to each Committee Chairman for each committee meeting attended. During the fiscal year ended May 31, 2001, the Chairman of the Board received an additional $30,000 for his services to the Company in that capacity and $47,617 for his services as Interim Chief Executive Officer. Mr. Wolf did not receive compensation as a Director during his service as Interim Chief Executive Officer. In addition to cash compensation payable to outside directors, under the Company's 1996 Outside Directors Stock Option Plan each outside director receives an initial grant of options to purchase 10,000 shares of Common Stock of the Company and an automatic annual grant of an additional option to purchase 2,000 shares of Common Stock of the Company on the date of each annual meeting of stockholders. Mr. Ampulski's employment agreement with the Company provides for, among other things, severance payments to Mr. Ampulski in the event of termination of his employment "without cause" or "for good reason."

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 20, 2001

TAB PRODUCTS CO.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-07736 (Commission File Number)	94-1190862 (IRS Employer Identification No.)

935 Lakeview Parkway
Suite 195
Vernon Hills, IL 60061-1442

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (847) 968-5400

2130 Gold Street
P.O. Box 649061
San Jose, CA 95164-9061

(Former name or former address, if changed since last report)

ITEM 5.  OTHER MATTERS.

Tab Products Co. (hereafter referred to as "Tab" or "the Company") has moved its principal executive offices from 2130 Gold Street, P.O. Box 649061, San Jose California 95164-9061 to 935 Lakeview Parkway, Suite 195, Vernon Hills, Illinois 60061-1442, effective as of April 30, 2001.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL STATEMENTS AND EXHIBITS

EXHIBIT INDEX

Exhibit No.	Description
99.1	Registrant Business Model
99.2	Registrant Turn-Around Plan and Actions
99.3	Registrant Fiscal Year 2001 and Fiscal Fourth Quarter Non-Recurring Charges and Fiscal Year 2001 and Fiscal Fourth Quarter Projections
99.4	Registrant Fiscal Year 2002 and Fiscal First Quarter Projections
99.5	Registrant Strategic Outlook for Fiscal Years 2003 through 2005

ITEM 9.  REGULATION FD DISCLOSURE

Tab Products Co. is pursuing and will continue to pursue a vigorous program to restore stockholder value and long-term growth. Exhibits 99.1 through 99.5 filed under this item 9, provide an overview of the Company's outlook and these activities.

The information contained in Exhibit 99.1 through Exhibit 99.5 includes forward-looking statements and financial projections that involve risks and uncertainties. You can identify forward-looking statements by terminology such as "may", "intends", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "forecasts", "projections", "potential", or "continue", or the negative of these terms and other comparable terminology. These statements and financial projections are only predictions. Actual results could differ materially from those anticipated in these forward-looking statements and financial projections as a result of a number of factors, including fluctuations in demand or market acceptance for the Company's products and services, changes in current economic conditions, availability and retention of qualified sales personnel, unanticipated increases in the cost of product components, our ability to use manufacturing assets efficiently, inability to attain forecasted cost reductions, pricing trends, increased competition, product mix, availability of product components, and the risk factors described in Tab's periodic filings with the Securities and Exchange Commission. Tab is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements or financial projections whether as a result of new information, future events or otherwise. Before making an investment decision concerning Tab securities, you should take into account that the occurrence of the events described in Tab's risk factors, as set forth in Tab's periodic filings with the Securities and Exchange Commission, could harm its business, operating results, and financial condition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tab Products Co.
Date: June 20, 2001	By:	/s/ GARY W. AMPULSKI Gary W. Ampulski President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Registrant Business Model
99.2	Registrant Turn-Around Plan and Actions
99.3	Registrant Fiscal Year 2001 and Fiscal Fourth Quarter Non-Recurring Charges and Fiscal Year 2001 and Fiscal Fourth Quarter Projections
99.4	Registrant Fiscal Year 2002 and Fiscal First Quarter Projections
99.5	Registrant Strategic Outlook for Fiscal Years 2003 through 2005

Exhibit 99.1

Tab Products Co.
Business Model

Over its 50-year history, Tab has developed considerable expertise and a strong brand in the records management segment of the broader document management industry. The Company markets to over 19,000 customers and offers a value proposition that is based on helping them minimize the risk and cost involved in managing their mission critical documents. The Company has manufacturing plants in the US and Canada and markets through multiple channels of distribution in the US, Canada, Europe and Australia. Approximately 75% of Tab's revenue comes from the US operation and 25% comes from the International businesses. The Company's principal product and service offerings include the following:

  •
  File folders and color coded file labels for proper organization and accurate filing and retrieval of paper documents;

  •
  Software which uses bar coding for reliably locating documents that move within an organization;

  •
  Storage equipment for effective use of filing space and safe, easy access to files;

  •
  Imaging services for converting paper documents to digital form with proper indexing for reliable retrieval;

  •
  Consulting services on the most cost effective document management, including appropriate document retention policies;

  •
  File room management services enabling companies to outsource this function.

Tab currently utilizes three sales distribution channels to achieve broadest market coverage for both large and small customers. Plans for a fourth channel are being evaluated and, if appropriate, will be launched in late FY2002.

  •
  The Company's direct sales force focuses primarily on large and medium sized organizations in major metropolitan areas and accounts for the largest portion of revenue.

  •
  Independent distributors ("Channel Partners") focus primarily on medium and smaller organizations. For many Channel Partners, Tab's products represent a major portion of their business.

  •
  A Direct Marketing channel exists through a combined catalog and telesales function. The Company's telesales staff provides customers with a convenient order entry facility and enables Tab to reach customers that cannot be served in a cost effective manner by the Company's or Channel Partner's sales representatives.

  •
  During FY2002 the Company plans to evaluate the opportunities available through marketing and selling its supplies products through the Internet. A number of strategic customers have expressed an interest in an electronic catalog with order-entry capability and an efficient interface to existing e-commerce software.

The Company is unique in the industry with its multiple channels of distribution. The benefits provided by the direct sales organization are its national coverage, sales control and low variable costs. The benefits of the independent dealers are their speed to market, low fixed cost and leveragible infrastructure. The benefits of a telesales function are its low fixed and variable costs. Each channel has its unique economic advantage at different product mix and volume levels. However, the Company believes that all these channels can co-exist with minimum conflict to bring the maximum market coverage, profitability and growth to the business.

Tab manufactures a major portion of its product line to specific customer orders and also utilizes lower cost outside suppliers when appropriate.

Over the last few years, a number of Tab's customers have been asking for a single supplier to manage all their paper and other forms of documents. The Company has determined that partnering with technology providers is key to successful delivery of a Tab branded Electronic Document Management Solution. Furthermore, Tab has negotiated a reseller agreement with an industry leading software firm, which enables the Company to explore a program for bringing electronic document management solutions to Tab's customers who want a single provider to help manage both their paper and digital documents.

Exhibit 99.2

Tab Products Co.
Turn-Around Plan and Actions

Over the last several years, Tab's success in profitably growing the business has been limited to its international operations. In January 2001, the Company's Board of Directors brought on a new CEO whose mission is to develop and execute the required turn-around of the US Operations and to bring the entire Company to profitability and growth. Since then, new management has been aggressively developing and executing a five-point program designed to preserve the Company's assets and create value, now and in the future. The Plan, Actions, and Status outlined below are representative of the direction and progress the new management team is taking to accomplish the Board's directive and substantially increase stockholder value. They are intended to leverage Tab's relationships with customers, suppliers and distributors and build on its strong brand and culture, a culture that is recognized for its passion for customer response and for delivering high quality products and services. They are:

I.
Build a strong and experienced management team capable of successfully executing a Company turn-around.

    Status:

    Tab's new senior management team has proven experience in both turn-around and growth businesses. They are largely focused on returning the Company to profitability and growth. Senior managers own stock in the Company and are required to think like owners. All management incentives for FY2002 will be contingent on meeting an objective of break-even on operating income. The following key appointments have been made:

Title	Name	Date Appointed	Age
President and CEO	Gary W. Ampulski	1/02/01	54

Mr. Ampulski has over 30 years of experience serving in a variety of senior level management positions in both large and small companies. He is a proven leader and strong financial performer. Most recently, he was President of Moore North America; and, Moore's Business Communication Services division. There he significantly reduced operating cost, redefined their services business, consistently delivered double-digit growth and margins while sustaining an annual Return on Capital of over 25% for a six year period. Prior experience includes Managing Partner of Midwest Genesis, a venture capital firm, and Corporate Senior Vice President and Group President at Bell & Howell. Early career experience includes several senior leadership positions with Fortune 500 and start-up companies. Mr. Ampulski obtained his B.S., M.S. and Ph.D. in Physics from the University of Michigan.

Vice President, Finance	Donald J. Hotz	4/02/01	44

Mr. Hotz will assume the additional responsibilities of CFO in July, 2001. He has held several senior level financial positions at Moore Corporation Ltd. for the past 17 years. Most recently, Hotz served as Vice President Finance of Moore North America's Canadian division, where he implemented a significant turn-around of the operation. Prior to that, Mr. Hotz was responsible for integrating the finance function within Moore's Enterprise Resource Planning and was the Controller for the Company's catalog and labels divisions. He has had significant experience in identifying and implementing cost reduction programs while maintaining profitable revenue growth. He has also been successful in reducing accounts receivable in each of the respective operating units. Mr. Hotz holds a B.S.B.A. degree from Central Michigan University.
Vice President, US Sales	Carter Perez	12/19/00	36

Mr. Perez has served as Director of Channel Partner Sales at Tab from 1999 through 2000. Prior to joining Tab, Perez ascended the ranks at Xerox Corporation starting as Marketing Representative in 1989, and holding various marketing and sales positions before completing his career at Xerox in the position of Systems Operations Manager for Xerox's Western sales operation. Mr. Perez received his B.A.B.S. from Vanderbilt University with dual major in Psychology and English.
Vice President, Manufacturing and Distribution	Thomas Rauscher	1/15/96	46

Mr. Rauscher has over 20 years experience in facility operations and manufacturing management. He joined Tab in 1996 and has held senior level management positions during that time, most recently as Vice President of Manufacturing and Distribution. Prior to his tenure at Tab, Mr. Rauscher was Vice President of Operations for Fisher Hamilton. Mr. Rauscher received his B.S. degree from Michigan Technological University and an M.B.A. from the University of Wisconsin — Oshkosh. He is also APICS certified in Production and Inventory Management (CPIM).
Vice President, Marketing	Nancy Dellamore	5/17/01	41

Ms. Dellamore has over 20 years of experience in the Marketing/Sales field, including several management positions with telesales operations. Prior to joining Tab, Ms. Dellamore served as Director of Marketing at ELT, a start-up firm created by the employment law firm Littler Mendelson. Prior to that, Ms. Dellamore held the position of Director of Business Development at OAG Worldwide. Here, she helped transition the company to move from a primarily print-based market to technology environments. Early career experience includes multiple office products marketing and product management positions within Forbes Products and Gaylord Bros. Ms. Dellamore received her Bachelor of Business Administration degree from the University of Massachusetts, and an MBA from Syracuse University.

Vice President and CIO	Michael J. Nogle	3/15/01	50

Mr. Nogle held senior management positions in the area of information technology at Moore Corporation Ltd., from 1997 through 2001. He served as Vice President of Moore's Enterprise Information Services and as Director of Information Systems within Moore's Business Communication Services division. Prior to Moore, Nogle was Manager of Computer Services at Quill Corporation, an office supplies company. In total, Mr. Nogle's experience spans more than 25 years in the area of information technology and systems.
Vice President, International Operations	William Beattie	5/30/01	50

Mr. Beattie is responsible for all international operations of the Company and President of Tab Canada. He has proven experience in paper conversion, metal fabrication, technology and services businesses. Beattie joined Tab Products in 1998, serving as President of Tab Canada and successfully led a turn-around of that operation. From July through December of 2000, he acted as Interim President and Chief Operating Officer of Tab Products Co. Prior to Tab, Mr. Beattie held positions as President at Gemplus Canada and Vice President of Business Development at NBS. Early career experience includes executive positions at Moore Canada Ltd., and Alcan Aluminum. Mr. Beattie has a B.Sc. in Chemical Engineering and an MBA in Finance and Marketing from Queen's University in Kingston, Ontario.
II:
Reduce SG&A Expenses and Product Cost without jeopardizing the Company's effectiveness in the future.

    Status: The Company has already completed the downsizing of the corporate SG&A headcount by 21% and the relocation of the corporate headquarters in April 2001 from San Jose, California, to Vernon Hills, Illinois. Over 50% of the headquarters positions were relocated to the Company's main production site in Mayville, WI. The choice of the Vernon Hills location enabled the Company to easily attract qualified senior management personnel. The move will provide annualized cost savings of approximately $2 million. The entire direct sales force was evaluated and restructured to improve communications and accountability. Seventeen sales management, sales representatives and support positions were eliminated. No further reductions in sales headcount are anticipated. A headcount reduction at Tab's imaging facility, acquired in May 2000 from Docucon, Inc., has significantly lowered fixed costs in line with existing order backlog for this product line. The Mayville operations have reduced headcount by 28% in FY2001. A Company-wide salary freeze has already been announced for the US organization and will be lifted only when the FY2002 profitability exceeds an operating income of break-even. Tight controls over headcount, the use of outside contract labor and consultants will be maintained.

    FY2002 Plan: Ten sales locations will be converted in early FY2002 to virtual offices. Annualized savings from these changes, together with the branch sales management restructuring, will be approximately $1.4 million.

    A major revision in the management of the Company's telecommunications network is targeted for a $200,000 annualized savings to offset the cost of new product and systems development. Implementation of various improvements in information systems are planned to permit additional productivity enhancements resulting in further reductions in overhead personnel.

    The Mayville operation has identified and will implement cost reductions totaling approximately $1.4 million per annum. There is a potential for an additional $800,000 of annualized savings if the Company is successful with certain negotiations with suppliers and further consolidation of some of its operations.

    Additional reductions in operating expenses will be evaluated and vigorously pursued.

III:
Take the necessary actions to increase revenue and build the base for resumption of long-term profitable growth.

    Management realizes that "you can't cost cut your way to prosperity" and has developed a program to achieve profitable growth in FY2002. The immediate goal is to drive more profitable strategic relationships with customers, suppliers and channel partners. These will be accomplished through the following action:

    a.
    Develop ways for the Company to increase prices and improve the profitability of its product mix.

      Status:  Price increases for most product lines were announced in February and are already starting to demonstrate a 1.5 percentage point improvement in Gross Profit for the Company. Further improvement should continue for all of FY2002.

      FY2002 Plan:  Continue to monitor price competitiveness and develop sales tools and training that focuses on communicating the value of the products and services offered by the Company. The profitability of the Company's product mix will be enhanced through better pricing controls, greater emphasis on selling supplies through the lower cost telesales channel, and sales management incentives based on regional profitability.

    b.
    Restructure and refocus the Company's direct sales force.

      Status: The direct sales force has been restructured from 22 sales locations to 12 sales offices. These offices are now managed by eight of the former branch managers with the most successful sales management records. A number of under performing managers and sales representatives were released. Some of the physical sales offices have been replaced by virtual offices to enable sales representatives to increase time with customers and reduce cost. Sales management is implementing a balanced focus on product and service sales. A new sales training manager was appointed and basic product training has been provided to all direct sales reps and many new Channel Partners.

      FY2002 Plan: The Company has designed and introduced a new sales commission plan for FY2002. This plan reduces fixed cost for Tab and provides greater incentive for attaining higher sales levels. The incentive plan for sales management is tied to regional profitability. Changes to information systems to determine the most efficient way to report profitability by customer and sales assignment are being assessed. New sales productivity tools, which we have already developed, will be introduced. A standard sales process will be instituted and tracked. Sales management will concentrate on implementing best practices across the organization. Additional sales and product training was given at a national sales meeting in mid-June 2001.

    c.
    Strengthen and expand Tab's network of independent dealers ("Channel Partners")

      Status:  Over the years, Tab has successfully developed a mutually beneficial relationship with a number of independent dealers in addition to the Company's direct sales force. Unfortunately, many of the relationships with the independent dealers were seriously disrupted over the last three years. With the change in management, considerable progress has been made in FY2001 in restoring the confidence and trust of these Channel Partners. The new management team is committed to continue building strong relationships with its distributors. The performance of all the independent dealers has been evaluated and some have been upgraded. New Channel Partners have also been added to increase market coverage:

Year-end	Number of Channel Partners
FY1999	65
FY2000	82
FY2001	92

      FY2002 Plan:  Continue to give Channel Partners strong sales and marketing support to enable more volume from each office. Provide the systems, procedures and policies that demonstrate the Company's ease of doing business and desirability as a preferred partner for the future. The Company plans to appoint 10 additional Channel Partners to cover open geographic areas where it is more economically viable than the addition of direct sales staff.

    d.
    Substantially increase Tab's telephone sales activities to reach customers that cannot be served cost-effectively by Tab's direct sales force or Channel Partners.

      Status: Tab's Direct Marketing program, through its in-bound telesales staff, provides a convenient way for customers to place orders by phone. U.S. revenue of approximately $16 million resulted in FY 2001 from such orders. Tab Canada has successfully used an out-bound telesales staff to solicit orders actively in addition to using an in-bound telesales staff. Based on the successful Canadian experience, an out-bound telesales pilot program directed at U.S. customers was conducted during the latter months of FY2001. An experienced manager has been appointed to expand this effort in FY2002.

      FY 2002 Plan: Recruiting for the U.S. outbound telesales staff will begin in Q1 FY02. The necessary training program will be developed and implemented. The out-bound telesales effort will be well underway by mid-year; with a substantial growth in supplies revenue from this channel expected during the second half of FY2002. This emphasis on the supplies business will increase profitability through this lower cost channel.

    e.
    Evaluate the opportunities for the World Wide Web as an additional sales channel.

      Status: Several customers already place their orders via e-mail, but cannot view Tab's product offerings or directly enter the order into the Company's order system.

      FY2002 Plan: The Company plans to identify the commercially available software and funding needed to address this opportunity. Once feasibility is demonstrated and a good business case is developed, a pilot will be launched. Assuming success, the Company would then launch a fully integrated e-commerce channel by year-end FY2002.

    f.
    Provide new products, and improved capabilities that either complement the existing product lines or improve sales productivity.

      Status: While the Company has a very comprehensive line of product and service offerings, there are gaps that are known to represent additional revenue generating opportunities. Furthermore, there are a number of sales force automation tools that are in need of enhancement. An initial assessment has been completed of those opportunities that have near term revenue and sales productivity impact and new product/process concepts have been developed.

      FY2002 Plan: Launch at least 13 new or enhanced products/capabilities and 8 new or improved Process/Sales tools in Q1FY02. Conduct a National Sales Meeting in June for all Direct and Channel Partner Sales Representatives to communicate the Company's objectives for FY2002 and provide product and process training on the new capabilities.

      The Company's New Product Development Process will be formalized by Q2FY02 to reduce cycle time and deliver products that more effectively meet the needs of the market.

IV:
Maintain strong balance sheet and achieve positive cash flow from operations.

    Status: Despite serious financial losses, Tab has a debt free balance sheet made possible by the sale of non-strategic assets. Management understands that cash is the "life blood" of the business and has embarked on a program to liberate cash from accounts receivable through a focused effort on improved collections. The Company has reduced its Days Sales Outstanding ("DSO") from 76 to 70 days in FY2001 generating nearly $2 million in cash.

    FY2002 Plan: Restoring positive cash flow is a key element of Tab's FY2002 Plan. As shown below in section 99.4, the Plan calls for a significant reduction in losses in the fiscal first quarter, and break-even for the fiscal year as a whole. Depreciation will exceed capital expenditures. The early filing of Tab's income tax returns for FY2001 will yield a tax refund estimated at approximately $3 million. Major efforts will continue to be directed at reducing accounts receivable days outstanding.

    As a result of the efforts listed above, the following total cash and cash equivalents are projected as:

	$ (in millions)	Per Diluted Share
5/31/01	$8.2	$1.56-1.60
5/31/02	$12.9	$2.38-2.50

    In addition to the improvement in cash flow, good Balance Sheet management will provide continued improvement in the Company's projected Net Tangible Book Value as follows:

	$ (in millions)	Per Diluted Share
5/31/01	$37.8	$7.27-7.30
5/31/02	$39.8	$7.40-7.55
V:
Develop a Long-Term Strategy for the business that better defines the opportunities and direction for the Company beyond FY2002.

    Status: All efforts to date have been focused on the above "get well" program for the current fiscal year. However, the new management team understands that Tab exists to deliver long-term sustainable value...for customers, stockholders, business partners and employees. Their vision is to provide document management solutions that positively impact people's lives and to have all stakeholders enthusiastically support their relationship with the Company. Management further believes that industry leadership is a consequence of good planning and flawlessly executing the vision every day, in every way.

    FY2002 Plan: Develop a Long-Term Strategy for the business by the end of Q2 FY02.

Exhibit 99.3

Tab Products Co.
Non-Recurring Charges in 4th Quarter FY2001 and Full Year FY2001
($ in millions except per share amounts)

Special non-recurring charges and write-offs were incurred by the Company during the fourth quarter of FY2001 and the fiscal year as a whole. The amounts, which had a significant impact on the operating loss of the Company, are shown below:

Description	Unaudited Fourth Quarter FY2001	Unaudited Fiscal Year 2001
Costs associated with corporate HQ relocation	$1.0	$2.2
Write-off of goodwill associated with the imaging subsidiary (Docucon) (No cash impact in FY 2001)	$3.7	$3.7
Fixed asset write-offs (associated with HQ relocation) (No cash impact in FY 2001)	$-0-	$0.9
Severance and closing costs associated with closing of 12 branch offices (Nominal cash impact in FY 2001)	$0.8	$0.8
CEO severance and search fees	$-0-	$1.4

Total	$5.5	$9.0

Tab Products Co.
Fiscal Year 2001 and Fiscal Fourth Quarter Projections
($ in millions except per share amounts)

Preliminary Projections (Unaudited) for 4th Quarter and full year FY 2001:

	Unaudited Fourth Quarter FY2001	Unaudited Fiscal Year 2001
Revenue	$29.2	$118.5
Operating loss	$(7.7)	$(19.4)
Net loss	$(4.9)	$(12.1)
Net loss per diluted share	$(0.95)	$(2.34)

Exhibit 99.4

Tab Products Co.
Fiscal First Quarter and Fiscal Year 2002 Projections
($ in millions except per share amounts)

	First Quarter FY2002	Better than Fourth Quarter FY2001	Better/(Worse) than First Quarter FY2001
Revenue	$29.0	$(0.2)	$(1.2)
Operating income (loss)	$(1.3)-$(1.5)	$6.4-$6.2	$3.2-$3.0
Net income (loss)	$(0.9)-$(1.1)	$4.1-$3.9	$2.0-$1.8
Net income (loss) per diluted share	$(0.17)-$(0.20)	$0.78-$0.75	$0.43-$0.40
	Fiscal Year 2002	Better than FY2001
Revenue	$124.0	$5.5
Operating income	$-0-	$19.4
Net income	$-0-	$12.1
Net income per diluted share	$0.00	$2.34

Principal Elements of FY2002 Turn-Around
($ in millions)

Estimated Operating Income Improvement
Gross margin improvement and expense reductions	$7.9
Revenue growth	$2.5
FY2001 One-time charges not repeated in FY2002	$9.0

$19.4

FY2002 First Quarter and Full Year FY2002 Projections show substantial improvement leading to a pre-tax operating break-even for the full year with growing profit momentum in the third and fourth quarters.

Exhibit 99.5

Tab Products Co.
Strategic Outlook for Fiscal Years 2003 – 2005

The Company believes that execution of the "back to basics" program described above and reaching earnings break-even and positive cash flow for FY2002 will position Tab for substantial revenue and profit growth in subsequent years. The Company has a strong brand and extensive customer base, no debt, a new and proven management team to deliver its quality products and services and to lead its multiple distribution channels. By building on the momentum started in January 2001 and carried through this plan for FY2002, Tab can subsequently recover its industry leadership position, improve its P/E multiple, increase market share and add to revenue and profits in FY2003 and beyond. The Company will continue to grow and meet the demand for cost effective management of their customers' documents.

Achieving the projected turn-around for FY2002 will also place Tab, in the following years, in a more favorable position to choose from a number of alternatives for maximizing stockholder value; including, but not limited to, the possible merger or sale of the Company to a strategic partner who could provide a premium over its current estimated $7.27 - $7.30 Net Tangible Book Value per diluted share. The Board of Directors and Management believe that the course of action presented here will result in substantially greater stockholder value than a sale of the Company at this time.

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EXHIBIT INDEX
SIGNATURES
EXHIBIT INDEX
Tab Products Co. Business Model
Tab Products Co. Turn-Around Plan and Actions
Tab Products Co. Non-Recurring Charges in 4th Quarter FY2001 and Full Year FY2001 ($ in millions except per share amounts)
Tab Products Co. Fiscal Year 2001 and Fiscal Fourth Quarter Projections ($ in millions except per share amounts)
Tab Products Co. Fiscal First Quarter and Fiscal Year 2002 Projections ($ in millions except per share amounts)
Principal Elements of FY2002 Turn-Around ($ in millions)
Tab Products Co. Strategic Outlook for Fiscal Years 2003 – 2005